Exhibit 2.1

FIRST AMENDMENT
to
AGREEMENT AND PLAN OF MERGER
by and among
PROKARMA HOLDINGS INC.,
CONCENTRIX CORPORATION,
CNXC MERGER SUB, INC.
AND
CARLYLE PARTNERS VI HOLDINGS, L.P.,
AS THE SELLER REPRESENTATIVE

Dated as of December 20, 2021

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “First Amendment”), dated as of December 20, 2021 (“First Amendment Date”) is by and among Concentrix Corporation, a Delaware corporation (“Buyer”), CNXC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”, and together with Buyer, the “Buyer Parties”), ProKarma Holdings Inc., a Delaware corporation (the “Company”), and Carlyle Partners VI Holdings, L.P., a Delaware limited partnership, solely in its capacity as a representative of the Securityholders (as defined therein) (the “Seller Representative”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).
RECITALS
A.Buyer, the Company, Merger Sub and Seller Representative are parties to that certain Agreement and Plan of Merger (“Merger Agreement”) dated November 19, 2021;
B.The parties desire to amend the Merger Agreement to provide for each of the Rollover Participants to enter a Rollover Agreement, pursuant to which each such Rollover Participant is agreeing, among other things, to the assumption of their Rollover Options by Buyer in exchange for equity in the Buyer (converted at the Rollover Exchange Ratio) on the terms and subject to the conditions set forth in the applicable Rollover Agreement and in accordance with this First Amendment;
NOW, THEREFORE, in consideration of the premises and mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer, the Company, Merger Sub and Seller Representative hereby agree as follows:
ARTICLE I.
Management Rollover

1.1The following definitions are hereby added to Section 1.1 (Definitions):
“Buyer Stock Price” means the average of the closing trading price per share of Buyer common stock on the Nasdaq Stock Market LLC (as reported by Bloomberg Financial L.P. or, if not reported by Bloomberg Financial L.P., in another authoritative source mutually selected by Buyer and the Company) on each of the thirty (30) consecutive trading days ending immediately prior to the Closing Date (but not including the Closing Date), calculated to the nearest one-tenth of one cent.
“Rollover Agreement” means a rollover agreement in a form acceptable to Buyer and provided to the Company prior to the Closing.
“Rollover Options” means the Vested Eligible Options (with the specified grant date and exercise price), as applicable, next to each Rollover Participant’s name as set forth on Annex I hereto.
“Rollover Exchange Ratio” means a fraction, the numerator of which is the Per Share Closing Consideration and the denominator of which is the Buyer Stock Price.

“Rollover Participants” means the Persons listed on Annex I hereto under the heading “Rollover Participants” and who execute a Rollover Agreement prior to the Effective Time.
1.2Rollover. The following is hereby added as Section 2.16 (Rollover) of the Merger Agreement:
(a)At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the Rollover Participants, the Rollover Options outstanding immediately prior to the Effective Time (each a “Continuing Option”) will be assumed by Buyer. Each Continuing Option is being assumed by Buyer in a manner that complies with Sections 409A and 424 of the Code and will continue to have, and be subject to, the same terms and conditions of such Option immediately prior to the Effective Time, except for administrative changes that are not adverse to the holder of the Continuing Option (such as not requiring the execution of joinder agreements to the Stockholders Agreement as a condition to exercise and providing Buyer Common Stock acquired pursuant thereto shall not be subject to repurchase by Buyer) or to which such holder consents and except that (X) each Continuing Option will be vested and exercisable for a number of validly issued, fully paid and non-assessable shares of common stock of Buyer (the “Buyer Common Stock”) equal to the product of the number of shares of Company Common Stock that would be issuable upon exercise of the Continuing Option outstanding immediately prior to the Effective Time multiplied by the Rollover Exchange Ratio, rounded down to the nearest whole number, (Y) the per share exercise price for the Buyer Common Stock issuable upon exercise of such Continuing Option will be equal to the quotient determined by dividing the per share exercise price for such Continuing Option outstanding immediately prior to the Effective Time by the Rollover Exchange Ratio, rounded up to the nearest whole cent, and (Z) all references to the “Company” in the Stock Option Plan and the stock option agreements will be references to Buyer. It is the intention of the parties (i) that each Rollover Option so assumed by Buyer shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Rollover Options qualified as an incentive stock option prior to the Effective Time, and (ii) that each other Rollover Option assumed by Buyer shall constitute a nonqualified stock option exempt from taxation under Section 409A of the Code.
(b)For clarity, notwithstanding anything to the contrary in the Agreement, (i) the Rollover Options shall not be cancelled for cash payment equal to its Spread Value pursuant to Section 2.7(c)(A), (ii) the Closing Option Consideration otherwise attributable to the Rollover Options shall not be paid in cash to the Company for distribution to holders of Vested Eligible Options or any other Person and shall not be paid by the Company (or its applicable Subsidiary) to such holder thereof (but, solely for purposes of Section 2.9(c)(i)(E), the Closing Option Consideration shall be deemed to include the Rollover Options such that for the avoidance of doubt it is not paid to the Paying Agent) (for the avoidance of doubt, the Merger Consideration shall not be reduced by the amount otherwise attributable to the Rollover Options, and the Rollover Options shall be included in the calculation of the Aggregate Exercise Price), (iii) the Closing Payment Spreadsheet shall set forth, for each Rollover Participant, such Rollover Participant’s (a) Rollover Options based on the Annex I attached hereto and (b) the amount of Closing Option Consideration otherwise attributable to the Rollover Options (and reflect the reduction thereof from the applicable Rollover Participant in accordance herewith) and (iv) Rollover Options shall be excluded from both the numerator and denominator of the calculation of Pro Rata Share (i.e., Rollover Options shall be excluded from participating in Post-Closing Payments), but, for the avoidance of doubt, the aggregate amount of Post-Closing Payments shall remain unchanged and shall be paid to the Securityholders in accordance with their respective Pro Rata Share after giving effect to this Section 2.16(b)(iv) and the Securityholders’ aggregate Pro Rata Share shall still equal 100%.

1.3Effect of First Amendment; Entire Agreement. Except as amended by this First Amendment, the Merger Agreement shall remain in full force and effect. To the extent the terms hereof are inconsistent or conflict with the terms of the Merger Agreement, the terms hereof shall control. This First Amendment, the Merger Agreement, the Schedules, the other Transaction Documents and exhibits hereto and thereto and the other documents delivered by the parties in connection herewith and therewith, including the Rollover Agreements, together with the Non-Disclosure Agreement (to the extent not inconsistent with any of the Transaction Documents), contain the complete agreement between the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.
[Signatures on Following Pages]

IN WITNESS WHEREOF, each of the parties has caused this First Amendment to be duly executed on its behalf as of the First Amendment Date.
COMPANY:

ProKarma Holdings Inc.

By:    /s/ Anjan Sur
Name:    Anjan Sur
Title:    Chief Financial Officer

SELLER REPRESENTATIVE:

Carlyle Partners VI Holdings, L.P.

By: TC Group VI S1, L.P.
Its: General Partner

By: TC Group V1 S1, L.L.C.
Its: General Partner

By:    /s/ Julius Genachowski
Name:    Julius Genachowski
Title:    Authorized Person

BUYER:

Concentrix Corporation

By:    /s/ Jane Fogarty
Name:    Jane Fogarty
Title:    Executive Vice President, Legal

MERGER SUB:

CNXC Merger Sub, Inc.

By:    /s/ Jane Fogarty
Name:    Jane Fogarty
Title:    Executive Vice President, Legal